Exhibit 10.21

EXCLUSIVE LICENSE AGREEMENT

University of Michigan File 3680

This Agreement is effective as of July 22, 2011 (the "Effective Date"), between Heal Biologics, Inc. ("LICENSEE") having the address in Article II below, and the Regents of the University of Michigan, a constitutional corporation of the stale of Michigan ("MICHIGAN"). LICENSEE and MICHIGAN agree as follows:

ARTICLE 1 - DEFINITIONS

1.1 "FIELD OF USE" means the production and use of therapeutics that include bladder cancer cells, and specifically excludes the use of Materials for discovery of any other therapeutic.

1.2 "FIRST COMMERCIAL SALE" means the first sale, rental or lease of any LICENSED PRODUCT or first commercial use of any LICENSED PROCESS by LICENSEE or a SUBLICENSEE, other than sale of, LICENSED PRODUCT or use of, LICENSED PROCESS for use in terms, such as field trials or clinical trials, being conducted to obtain FDA or other governmental approvals to market LICENSED PRODUCTS or otherwise commercially use LICENSED PROCESSES.

1.3 "LICENSED PRODUCT(S)" means any product that:

(a) is or includes the materials supplied by MICHIGAN and identified by the following: bladder cancer cell lines UM-UC-3, 9, and 13 (the "Materials" ); or

(b) the following as produced by LICENSEE ("Derivatives"): purified or fractionated subsets of the Materials; any modified cells or cell lines produced by using the Materials; progeny, clones, subclones, mutants, or derivatives of the Materials; or

(c) includes a substantial and identifiable portion of the Materials or Derivatives.

1.4 “'LICENSED PROCESS(ES),” means any process, method, or service that includes the use of. LICENSED PRODUCT.

1.5 "NET SALES" means the amounts received, on sales, rental or lease, however characterized, by LICENSEE and/or SUBLICENSEES of LICENSED PRODUCTS and uses of LICENSED PROCESSES, less:

(a) credits or refunds actually allowed for spoiled, damaged, outdated, or returned goods;

(b) sales and other excise taxes imposed and actually paid directly with respect to the amounts received; and

(c) actual freight expenses between LICENSEE and customers, to the extent such expenses are not charged to or reimbursed by customers.

1.6 "SUB LICENSEE(S)" means any person or entity sublicensed, or granted an option for R sublicense, by LICENSEE under this Agreement

1.7 "TERRITORY" means worldwide.

ARTICLE 2 - GRANT OF LICENSE

2.1 MICHIGAN hereby grants to LICENSEE an exclusive license, subject to the terms and conditions of this Agreement, in the FIELD OF USE and the TERRITORY to use, market, offer or sale and sell LICENSED PRODUCT IS and to practice LICENSED PROCESSES. This license includes the right to grant sublicenses.

2.2 MICHIGAN has transferred to LICENSEE adequate amounts of the Materials. LICENSEE may request reasonable quantities of Materials directly from the European Collection of Cell Cultures.

2.3 MICHIGAN reserves the right to make and use the Materials as defined by Paragraph l.3(a) for research, public service, internal (including clinical) and/or educational purposes and to make derivatives along with the right to grant the same limited rights to other nonprofit research institutions.

2.4 LICENSEE agrees that LICENSED PRODUCTS used, leased or sold in the United States shall be manufactured substantially in the United States. At LICENSEE's request, MICHIGAN will apply for a waiver of the U.S. manufacturing requirement. LICENSEE shall cooperate with MICHIGAN and provide all requested information in support of such waiver application.

2.5 To the extent that the following grant may be required by research funding agreements between MICHIGAN and the United States Government. MICHIGAN reserves the right to grant to the United States Government nonexclusive, nontransferable, irrevocable, paid-up licenses to practice or have practiced the Materials for or on behalf of the United States throughout the world.

ARTICLE 3 - CONSIDERATION

3.1 LICENSEE shall pay the following royalties to MICHIGAN:

(a) A License Issue Fee of Ten Thousand Dollars ($10,000). Such License Issue Fee shall ~nonrefundable and is due fourteen days (14) from the complete execution of this Agreement.

(b) LICENSEE shall pay to MICHIGAN an Annual License Maintenance Fee ("Annual Fee"). This Annual Fee is accrued on June 30 of the years specified below, and is payable with the semi-annual report for the ROYALTY PERIOD in which the Annual Fee accrues. LICENSEE may credit each Annual Fee in full against all royalties otherwise due MICHIGAN for the prior July I through the June 30 on which the Annual Fee accrues. The annual fees are:

(1) In 2012 and in each year thereafter prior to FIRST COMMERCIAL SALE: $10,000.

(2) After FIRST COMMERCIAL SALE and in each year thereafter during the term of this Agreement: $50,000.

Should this Agreement terminate or expire other than on a June 30. the Annual Fee for such portion of a year shall be determined by multiplying the amount SCI forth above for the given year by n fraction, the numerator of which shall be the number of days since the prior June 30 during which the Agreement is in effect and the denominator of which shall be three hundred and sixty-five.

(c) LICENSEE shall pay to MICHIGAN Milestone Payments follows:

(1) $25,000 upon completion of Phase I clinical trials or the equivalent in a foreign country for LICENSED PRODUCT by LICENSEE or SUBLICENSEE;

(2) $50.000 upon completion of Phase II clinical trials or the equivalent in a foreign country for LICENSED PRODUCT by LICENSEE or SUBLICENSEE;

(3) $75.000 upon completion of Phase III clinical trials or the equivalent in a foreign country for LICENSED PRODUCT by LICENSEE or SUBLICENSEE;

(4) $250,000 upon the FIRST COMMERCIAL SALE of LICENSED PRODUCT by LICENSEE or SUBLICENSEE;

(5) $350,000 upon annual NET SALES of LICENSED PRODUCT by LICENSEE or SUBLICENSEE equal to or more than $100M.

Milestone Payments are non-refundable and non-creditable.

3.2 LICENSEE shall be responsible for the payment of all taxes, duties, levies, and other charges imposed by any taxing authority with respect to the royalties payable to MICHIGAN under this agreement. Should LICENSEE be required under any law or regulation of any government entity or authority to withhold or deduct any portion or the payments on royalties due to MICHIGAN. then the sum payable to MICHIGAN shall be increased by the amount necessary to yield to MICHIGAN an amount equal to the sum it would have received had no withholdings or deductions been made. MICHIGAN shall cooperate reasonably with LICENSEE in the event LICENSEE elects to assert, at its own expense, MICHIGAN's exemption from any such tax or deduction.

3.3 Payments shall be paid to the "Regents of the University of Michigan" in United States dollars in Ann Arbor, Michigan, sent as provided in Article II. In computing royalties, LICENSEE shall convert any revenues it receives in foreign currency into its equivalent in United States dollars at the exchange rate LICENSEE ordinarily employs in making reports to relevant regulatory and taxing authorities, consistent with fair business practices and generally accepted accounting principles.

3.4 All amounts due under this Agreement shall. if overdue, be subject to a charge of interest compounded monthly until payment, at a per annum rate of two percent (2%) above the prime rate in effect it the JP Morgan Chase & Co. or its successor bank on the due date (or at the highest allowed rate if a lower rate is required by law) or $250, whichever is greater. The payment of such interest shall not foreclose MICHIGAN from exercising any other rights it may have resulting from any late payment. LICENSEE shall reimburse MICHIGAN for the costs. including reasonable attorney fees for expenses paid in order to collect any amounts overdue more than 120 days.

ARTICLE 4 - REPORTS

4. 1 Until the FIRST COMMERCIAL SALE, LICENSEE shall provide to MICHIGAN written annual upon on or before July 30 of each year. The annual report shall include: reports of progress on research and development. regulatory approvals, manufacturing, sublicensing, marketing and sales during the preceding twelve (12) months. and plans for the coming year. LICENSEE also shall report to MICHIGAN the date of the FIRST COMMERCIAL SALE in each county' within thirty (30) days of occurrence.

4.2 After the FIRST COMMERCIAL SALE, LICENSEE shall provide semi-annual response to MICHIGAN. By each July 30 and January 31, LICENSEE shall report to MICHIGAN for each period:

(a) amount of LICENSED PRODUCTS sold, leased or distributed by LICENSEE and each SUBLICENSEE.

(b) NET SALES of LICENSED PRODUCTS sold by LICENSEE and SUBLICENSEES.

(c) accounting for all LICENSED PROCESSES used or sold by LICENSEE and all SUBLICENSEES, including NET SALES.

(d) foreign currency conversion rate and calculations (if applicable) and total royalties due.

(e) names and addresses of all SUBLICENSEES having a sublicense or option therefor any time during the particular period.

(f) for each sublicense or amendment thereto completed in the particular period, the dale or each agreement and amendment, the territory or the sublicense, the scope of the sublicense, and the nature. timing and amounts of all fees and royalties to be paid thereunder.

(g) any milestone (under Article 3 or Article 5) that has been achieved, and any milestone that was due during the specified period but not achieved, specifying each milestone and whether or not it was achieved.

LICENSEE shall include the amount of all payments due, and the various calculations used to arrive at those amounts. including the quantity, description (nomenclature and type designation IS described in Paragraph 4.3 below), country or manufacture and country of sale or LICENSED PRODUCTS and LICENSOR PROCESSES. LICENSEE shall direct its authorized representative to certify that response required hereunder are correct to the best or LICENSEE's knowledge and information. Failure to provide reports as required under this Article 4 shall be a material breach or this Agreement.

If no payment is due. LICENSEE shall so report to MICHIGAN that no payment is due.

4.3 LICENSEE shall promptly establish and consistently employ a system of specific nomenclature and type designations for LICENSED PRODUCTS and LICENSED PROCESSES to permit identification and segregation of various types where necessary. LICENSEE shall consistently employ, and shall require SUBLICENSEES to consistently employ, the system when rendering invoices thereon and shall inform MICHIGAN, or its auditors, when requested, as to the details concerning such nomenclature system, all additions thereto and changes therein.

4.4 LICENSEE shall keep, and shall require SUBLICENSEES to keep, true and accurate records containing data reasonably required for the computation and verification of payments due under this Agreement. LICENSEE shall, and it shall require all SUBLICENSEES to: (a) open such records for inspection upon reasonable notice during business hours (but not more than once per year) by an independent certified public accountant selected by MICHIGAN and reasonably acceptable by LICENSEE for the purpose of verifying the amount of payments due: and (b) retain such records for six. (6) years from date of origination.

The terms of this Article shall survive any termination of this Agreement. MICHIGAN is responsible for all expenses of such inspection, except that if any inspection reveals an underpayment greater than five percent (5%) of royalties due MICHIGAN, then LICENSEE shall pay all expenses of that inspection and the amount of the underpayment and interest to MICHIGAN within twenty one (21) days of written notice thereof. LICENSEE shall also reimburse MICHIGAN for reasonable expenses required to collect the amount underpaid.

ARTICLE 5 - DILIGENCE

5.1 LICENSEE shall use commercially reasonable efforts to bring one or more LICENSED PRODUCTS to market or one or more LICENSED PROCESSES to commercial use through a thorough, vigorous and diligent program for exploiting the same and to continue active, diligent marketing efforts for one or more LICENSED PRODUCTS or LICENSED PROCESSES throughout the life of this Agreement. LICENSEE has the responsibility to use commercially reasonable efforts to obtain and retain any governmental approvals to manufacture and/or sell LICENSED PRODUCTS and/or use LICENSED PROCESSES for all relevant activities of LICENSEE and SUBLICENSEES.

5.2 As part of the diligence required by Paragraph 5.1, LICENSEE agrees to reach the following commercialization and research and development milestones for the LICENSED PRODUCTS and LICENSED PROCESSES (together the "MILESTONES'") by 'he following dates:

1) Completion of Phase I Clinical Trial on or before January 1, 2015.

2) Completion of Phase II Clinical Trial on or before January 1, 2017.

3) Completion of Phase III Clinical Trial on or before January 1, 2019.

4) FIRST COMMERCIAL SALE on or before January 1, 2020.

5.3 LICENSEE must achieve the MILESTONES on or before the deadline dates indicated. If LICENSEE fails to meet any MILESTONE under Paragraph 5.2 MICHIGAN may terminate this AGREEMENT effective on thirty (30) days prior written notice to LICENSEE, subject, however, to the rights of any SUBLICENSEE granted pursuant to Paragraph: provided, however , that any such termination shall not be effective if LICENSEE: (a) actually achieves such MILESTONE during such thirty (30) day period or (b) demonstrates that LICENSEE has used commercially reasonable efforts to achieve such MILESTONE over the entire course of this AGREEMENT. If, as of the close of such thirty (30) day period, there is a dispute as to whether LICENSEE has met the condition set forth in clause (a) or (b) of the preceding sentence, then such thirty (30) day period shall be automatically extended for thirty (30) days, during which time the parties shall hold good faith discussions in order to resolve such dispute. If the parties ultimately agree that LICENSEE has met the condition set forth in clause (b) above, the termination shall be deemed ineffective, and the panics shall negotiate in good faith a revised deadline for achieving such MILESTONE. In addition, regardless of whether LICENSEE can demonstrate that LICENSEE has met the condition set forth in clause (b) above, LICENSEE shall have the opportunity to present a revised timeline for achieving the MILESTONE at issue, and the approval to revise the timeline from MICHIGAN shall not be unreasonably withheld, provided that LICENSEE is otherwise in compliance with its other obligations under this AGREEMENT.

ARTICLE 6 - SUBLICENSING

6.1 LICENSEE shall notify MICHIGAN in writing of every sublicense agreement and each amendment thereto within thirty (30) days after their execution, and indicate the name of the SUBLICENSEE and its number of employees the territory of the sublicense the scope of the sublicense and the nature timing and amounts of all fees and royalties to be paid thereunder. Upon request, LICENSEE shall provide MICHIGAN with a copy of sublicense agreements.

6.2 LICENSEE shall not receive from SUBLICENSEES anything of value other than cash payments in consideration or any sublicense under this Agreement, without the express prior written permission of MICHIGAN.

6.3 Each sublicense granted by LICENSEE under this Agreement shall provide for its termination upon termination of this Agreement. Each sublicense shall terminate upon termination of this Agreement unless LICENSEE has previously assigned its rights under the sublicense to MICHIGAN and MICHIGAN has agreed at its sole discretion in writing to such assignment.

6.4 LICENSEE shall require that all sublicenses:

(1) be consistent with the terms and conditions of this Agreement;

(2) contain the SUBLICENSEE'S acknowledgment of and agreement to the disclaimer of warranty by MICHIGAN and limitation on MICHIGAN's liability as provided by Article 7 below; and

(3) contain provisions under which the SUBLICENSEE accepts duties at least equivalent to those accepted by the LICENSEE in the following Articles: 4.4 (duty to keep records); 7.4 (duty to avoid improper representations or responsibilities); 8.1 (duty to defend, hold harmless, and indemnify MICHIGAN); 8.3 (duty to maintain insurance); 8.4 (e) (exclusion of certain damages): 8.5 (duty regarding handling); 12.6 (duty to restrict the use of MICHIGAN's name): 12.8 (duty to control exports).

ARTICLE 7 - NO WARRANTIES; LIMITATION ON MICHIGAN'S LIABILITY

7.1 MICHIGAN including its Regents, fellows, officers, employees and agents, makes no representations or warranties that the manufacture, importation, use, of the for sale, sale or other distribution of any LICENSED PRODUCTS or use of LICENSED PROCESSES will not infringe upon any patent or other rights.

7.2 MICHIGAN, INCLUDING ITS REGENTS, FELLOWS, OFFICERS, EMPLOYEES AND AGENTS. MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND. EITHER EXPRESS OR IMPLIED. INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. AND ASSUMES NO RESPONSIBILITIES WHATEVER WITH RESPECT TO DESIGN, DEVELOPMENT, MANUFACTURE, USE. SALE OR OTHER DISPOSITION BY LICENSEE OR SUBLICENSEES, OF LICENSED PRODUCTS OR LICENSED PROCESSES.

7.3 LICENSEE AND SUBLICENSEES ASSUME THE ENTIRE RISK AS TO PERFORMANCE OF LICENSED PRODUCTS AND LICENSED PROCESSES. In no event shall MICHIGAN, including its Regents, fellows, officers, employees and agents, be responsible or liable for any direct. Indirect, special, incidental, or consequential damages or lost profits or other economic loss or damage with respect to LICENSED PRODUCTS or LICENSED PROCESSES to LICENSEE. SUBLICENSEES or any other individual or entity regardless of legal or equitable theory. The above limitations on liability apply even though MICHIGAN, its Regents, fellows, officers, employees or agents may have been advised of the possibility of such damage.

7.4 LICENSEE shall not and shall require that its SUBLICENSEES do not, make any statements. representations or warranties whatsoever to any person or entity, or accept any liabilities or responsibilities whatsoever from any person or entity that are inconsistent with any disclaimer or limitation included in this Article 7.

ARTICLE 8 - INDEMNITY; INSURANCE

8.1 LICENSEE shall defend, indemnify and hold harmless and shall require SUBLICENSEES to defend, indemnify and hold harmless MICHIGAN, including its Regents, fellows, officers, employees, students. and agents, for and against any and all claims, demands, damages, losses, and expenses of any nature (including attorneys' fees and other litigation expenses) resulting from but not limited to, death, personal injury, illness, property damage, economic loss or products liability arising from or in connection with, any of the following: (1) Any manufacture, use, sale or other disposition by LICENSEE. SUBLICENSEES or transferees of LICENSED PRODUCTS or LICENSED PROCESSES; (2) The direct or indirect use by any person of LICENSED PRODUCTS made, used, sold or otherwise distributed by LICENSEE or SUBLICENSEES; and (3) The use or promise by LICENSEE or SUBLICENSEES of any invention or computer software related to LICENSED PRODUcrS or LICENSED PROCESSES.

8.2 MICHIGAN is entitled 10 participate at is option and expense through counsel of its own selection, and may join in any legal actions related to any such claims. demands, damages, losses and expenses under Paragraph 8.1 above. LICENSEE shall not settle any such legal action with an admission of liability of MICHIGAN without MICHIGAN’s written approval, and MICHIGAN shall not settle any such legal action without LICENSOR's written approval.

8.3 Prior to any use of any LICENSED PRODUCT in a human being or use of any LICENSED PROCESS on a human being by LICENSEE. LICENSEE shall purchase and maintain in effect commercial general liability insurance, including product liability insurance and errors and omissions insurance which shall protect LICENSEE and MICHIGAN with respect the events covered by Paragraph 8.1. Prior to any use of any LICENSED PRODUCT in a human being or use of any LICENSED PROCESS on a human being by a SUBLICENSEE. LICENSEE shall require that the SUBLICENSEE purchase and maintain in effect commercial general liability insurance. including product liability insurance and errors and omissions insurance which shall protect LICENSEE. SUBLICENSEE, and MICHIGAN with respect to the events covered by Paragraph 8.1. Each such insurance policy must provide reasonable coverage for all claims with respect to any LICENSED PROCESS used and any LICENSED PRODUCTS manufactured, used. sold, licensed or otherwise distributed by LICENSEE .• or, in the case of a SUBLICENSEE's policy, by said SUBLICENSEE and must specify MICHIGAN including its Regents, fellows, officers and employees, as an additional insured. LICENSEE shall furnish certificate(s} of such insurance 10 MICHIGAN, upon request.

8.4 In no event shall either party hereunder shall be liable to the other for any special. indirect, or consequential damages of any kind whatsoever resulting from any breach or default of this Agreement.

8.5 LICENSEE agrees to handle, store, use, and dispose of LICENSED PRODUCTS and LICENSED PROCESSES in compliance with all applicable laws, regulations and guidelines, and in accordance with safe and prudent practices. LICENSEE shall require the same of any transferees of LICENSED PRODUCTS and SUBLICENSEES (to the extent otherwise permitted hereunder).

8.6 LICENSEE agrees to utilize adequate systems, procedures and personnel to review and oversee arrangements for the receipt, handling, storage. use and disposal of materials of the nature of LICENSED PRODUCTS and LICENSED PROCESSES and that it will ensure that 011 persons involved in retrieving, hand ling. storing. using or disposing of LICENSED PRODUCTS and LICENSED PROCESSES are adequately qualified by training and experience to do so safely and legally.

ARTICLE 9 - TERM AND TERMINATION

9.1 If LICENSEE ceases to carry on its business this Agreement shall terminate upon written notice by MICHIGAN.

9.2 If LICENSEE fails to make any payment due to MICHIGAN, upon thirty (30) days' written notice by MICHIGAN, this Agreement shall automatically terminate unless MICHIGAN specifically extends such dale in writing or LICENSEE remits the due payment to MICHIGAN within the thirty day period. Such termination shall not foreclose MICHIGAN from collection any amounts remaining unpaid or seeking other legal relief.

9.3 Upon any material breach or default of this Agreement by LICENSEE other than those occurrences listed in Paragraphs 5.3, 9.1 and 9.2 (the terms of which shall take precedence over the handling of any other material breach or default under this Paragraph), MICHIGAN has the right to terminate this Agreement effective on sixty (60) days' written notice to LICENSEE. Such termination shall become automatically effective upon expiration of the sixty day period unless LICENSEE cures the material breach or default before the period expires.

9.4 LICENSEE has the right to terminate this Agreement at any time by providing written notice to MICHIGAN if LICENSEE:

(a) pays all amounts due MICHIGAN through the effective date of the termination;

(b) submits a final report of the type described in Paragraph 4.2;

(c) returns any confidential or trade-secret materials provided to LICENSEE by MICHIGAN in connection with this Agreement, or, with prior approval by MICHIGAN, destroys such materials, and certifies in writing that such materials have all been returned or destroyed; and

(d) suspends its manufacture, use and sale of the LICENSED PROCESS(ES) AND LICENSED PRODUCT(S) (subject to Paragraph 9.5 below).

Upon notice of intent to terminate, MICHIGAN may elect 10 immediately terminate this Agreement upon written notice.

9.5 Upon any termination of this Agreement, and except as provided herein, all rights and obligations of the parties hereunder shall cease, except any previously accrued rights and obligations and further as follows;

(1) obligations to pay royalties and other sums, or other consideration accruing hereunder up 10 the day of such termination, whether or not this Agreement provides for a number of days before which actual payment is due and such date is after the day of termination;

(2) MICHIGAN's rights to inspect books and records as described in Article 4, and LICENSEE's obligations to keep such records for the required time;

(3) any cause of action or claim of LICENSEE or MICHIGAN accrued or to accrue because of any breach or default by the other party hereunder;

(4) the provisions of Articles 1.7, 8.9, and 12; and

(5) all other terms, provisions, representations. rights and obligations contained in this Agreement that by their sense and context are intended to survive until performance thereof by either or both parties.

ARTICLE 10 - REGISTRATION AND RECORDATION

10.1 If the terms of this Agreement or any assignment or license under this Agreement are or become such as to require that the Agreement or license or any part thereof be registered with or reported to a national or supranational agency, LICENSEE will. at its expense. undertake such registration or report. Prompt notice and appropriate verification of the act of registration or report or an) agency ruling resulting from it Will be supplied by LICENSEE to MICHIGAN upon request.

10.2 LICENSEE shall also can out at its expense any formal recordation of this Agreement or any license herein granted that the law of any country requires as a prerequisite to enforceability of the Agreement or license in the courts of any such country or for other reasons, and shall promptly furnish to MICHIGAN appropriately verified proof of recordation.

ARTICLE II –NOTICES

11.1 Any notice, request, report or payment required or permitted 10 be given or mode under this Agreement by either party is effective when mailed if sent by recognized overnight carrier or certified mail, electronic mail followed by confirmation by regular U.S. mail, or registered mail (return receipt requested) to the address set forth below or such other address as such party specifics by written notice given in conformity herewith. Any notice. request, report or payment not so given is not effective until actually received by the other party.

To MICHIGAN:	To LICENSEE:
Office of Technology Transfer	Heal Biologics, Inc.
University of Michigan	119 Washington Avenue, Suite 401
1600 Huron Parkway. 2nd Floor	Miami Beach, FL 33139
Ann Arbor, MI 48109-2590
Attn: File No. 3680	Attn: CEO

ARTICLE 12 - MISCELLANEOUS PROVISIONS

12.1 This Agreement shall be construed. governed, interpreted and applied according to United States and State of Michigan law.

12.2 The parties hereby consent to the jurisdiction of the courts in the State of Michigan over any dispute concerning this Agreement or the relationship between the parties. Should LICENSEE bring any claim, demand or other action against MICHIGAN, its Regents, fellows, officers, employees or agents arising out of this Agreement or the relationship between the panics, LICENSEE agrees to bring said action only in the Michigan Court of Claims.

12.3 MICHIGAN and LICENSEE agree that this Agreement sets forth their entire understanding concerning the subject matter of this Agreement. The parties may amend this Agreement from time to lime, but no modification will be effective unless both MICHIGAN and LICENSEE agree to it in writing.

12.4 If a court of competent jurisdiction finds any term of this Agreement invalid, illegal or unenforceable, that term will be curtailed, limited or deleted, but only to the extent necessary to remove the invalidity, illegality or unenforceabitity, and without in any way affecting or Impairing the remaining terms.

12.5 No waiver by either party of any breach of this Agreement, no matter how long continuing or how often repeated, is a waiver of any subset breach thereof, nor is any delay or omission on the part of either party to exercise or insist on any right, power. or privilege hereunder 8 waiver of such right, power or privilege.

12.6 LICENSEE agrees to refrain from using and to require SUBLICENSEES to refrain from using the name of MICHIGAN in publicity or advertising without the prior written approval of MICHIGAN. Reports in scientific literature and presentations of joint research and development work are not publicity. Notwithstanding this provision without prior written approval of MICHIGAN, LICENSEE and SUBLICENSEES may stat. publicly that LICENSED PRODUCTS and PROCESSES were developed by LICENSEE based upon an invention(s) developed at the University of Michigan.

12.7 LICENSEE agrees to comply with all applicable laws and regulations. In particular, LICENSEE understands and acknowledges mat the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations prohibit or require a license for the export of certain types of technical data to certain specified countries. LICENSEE agrees to comply with all United Slates laws and regulations controlling the export of commodities and technical data, to be solely responsible for any violation of such laws and regulations by LICENSEE or its SUBLICENSEES, and to defend, indemnify and hold harmless MICHIGAN and its Regents, fellows, officers, employees and agents if any legal action of any nature results from the violation.

12.8 The relationship between the parties is that of independent contractor and contractee. Neither party is an agent of the other in connection with the exercise of any rights hereunder, and neither has any right or authority to assume or create any obligation or responsibility on behalf of the other.

12.9 LICENSEE may not assign this Agreement without the prior written consent of MICHIGAN and shall not pledge any of the license rights granted in this Agreement as security for any creditor. Any attempted pledge of any of the rights under this Agreement or assignment of this Agreement without the prior consent of MICHIGAN will be void from the beginning. No assignment by LICENSEE will be effective until the intended assignee agrees in writing to accept all of the terms and conditions of this Agreement, and such writing is provided to MICHIGAN. Notwithstanding anything herein to the contrary, LICENSEE may, without MICHIGAN's consent, assign its rights under this Agreement to a purchaser of all or substantially all of LICENSEE's business relating to the subject matter of this Agreement, so long as such assignee provides 11 statement in writing 10 MICHIGAN that it agrees to accept all the terms and conditions of this Agreement in the place of LICENSEE.

12.10 If during the term of this Agreement, LICENSEE makes or attempts to make an assignment for the benefit of creditors, or if proceedings in voluntary or involuntary bankruptcy or insolvency arc instituted on behalf of or against LICENSEE, or if n receiver or trustee is appointed for the property of LICENSEE, this Agreement shall automatically terminate. LICENSEE shall notify MICHIGAN or any such event mentioned in this Paragraph as soon as reasonably practicable, and in any event within five (5) days after any such event.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

FOR LICENSEE		FOR THE REGENTS OF THE UNIVERSITY OF MICHIGAN

By:	/s/ Jeff Wolf	By:	/s/ Kenneth J. Nisbet
	(authorized representative)		Kenneth J. Nisbet
Typed Name:	Jeff Wolf		Executive Director,
Title:	CEO		UM Technology Transfer
Date:	July 28, 2011	Date:	July 26, 2011